Exhibit T3A.15

ARTICLES OF AMENDMENT

OF

TIDEWATER MARINE ALASKA, INC.

FIRST:	The name of the Corporation is: TIDEWATER MARINE ALASKA, INC. (the “Corporation”).

SECOND:	The amendment to be adopted hereby (the “Amendment”) is as follows: The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety, in the form attached hereto (the “Amended and Restated Articles”).

THIRD:	The Amendment and the Amended and Restated Articles were approved by the Board of Directors of the Corporation and the sole shareholder of the Corporation on March 6, 2017, in accordance with the procedures set forth in AS 10.06.504 et seq.

FOURTH:	The number of shares of capital stock of the Corporation outstanding and entitled to vote are 1,000 shares of Common Stock. There are no other classes of capital stock of the Corporation.

FIFTH:	1,000 shares of Common Stock voted for the Amendment and the Amended and Restated Articles. 0 shares of Common Stock voted against the Amendment and the Amended and Restated Articles.

SIXTH:	The Amended and Restated Articles attached hereto correctly set forth without change all of the provisions of the Articles of Incorporation of the Corporation, as amended up to the date hereof, and by these Articles of Amendment. The Amended and Restated Articles supersede the original articles of incorporation of the Corporation, and all amendments to the original articles of incorporation of the Corporation.

IN WITNESS WHEREOF, Tidewater Marine Alaska, Inc., acting through the undersigned duly authorized Vice President and Secretary and Assistant Secretary, hereby executes and files in accordance with AS 10.06.504 et seq. these Articles of Amendment and the Amended and Restated Articles.

TIDEWATER MARINE ALASKA, INC.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Vice President and Secretary

By:	/s/ D. Clayton Cambre
Name:	D. Clayton Cambre
Title:	Assistant Secretary

[Amended and Restated Articles of Incorporation Appear on the Following Page.]

[Signature Page to Articles of Amendment of Tidewater Marine Alaska, Inc]

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TIDEWATER MARINE ALASKA, INC.

ARTICLE I

The name of the Corporation is: “Tidewater Marine Alaska, Inc.”

ARTICLE II

The Corporation is organized for the purpose or purposes of: Marine transportation service and any or all lawful business for which corporations may be incorporated.

ARTICLE III

The shares which the Corporation shall have authority to issue or the board to fix is: 1,000 shares of Common stock.

For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE IV

The address (not a P.O. Box) of the initial registered office is: c/o CT CORPORATION SYSTEM, Suite 800, 2409 Main Street, Juneau, Alaska 99801. The name of the initial registered agent at the registered office is: CT CORPORATION SYSTEM.

ARTICLE V

The Corporation has no alien affiliates.

IN WITNESS WHEREOF, Tidewater Marine Alaska, Inc., acting through the undersigned duly authorized Vice President and Secretary and Assistant Secretary, hereby executes these Amended and Restated Articles.

TIDEWATER MARINE ALASKA, INC.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Vice President and Secretary

By:	/s/ D. Clayton Cambre
Name:	D. Clayton Cambre
Title:	Assistant Secretary

[Signature Page to Amended and Restated Articles of Incorporation of Tidewater Marine Alaska, Inc.]